EXHIBIT 99.1

FORTUNE DIVERSIFIED (OTC BULLETIN BOARD: FDVI) ANNOUNCES ACQUISITION OF INNOVATIVE TELECOMMUNICATIONS CONSULTANTS

(Indianapolis, IN) -- Fortune Diversified Industries (OTC BULLETIN BOARD: FDVI) announces it has purchased Innovative Telecommunications Consultants (ITC), a technical services company based in Ashland, Virginia. Innovative
Telecommunications provides turnkey solutions for wireless equipment manufacturers and wireless service providers designed specifically to customer specifications.

Fortune Diversified chairman and CEO, Carter Fortune, says the acquisition of ITC will provide a number of technical services to clients, including switch and radio base station engineering. "It will also provide site survey, delivery, installation, and integration processes for the implementation of end-user equipment," Fortune says, "offered by a wide range of wireless equipment manufacturers."

ITC President, David Palmer, says nationwide availability of services is provided by individual program management "allowing us to offer maintenance solutions for continuing development of existing service providers' wireless networks." Palmer says ITC's strong management structure enables ITC to provide those services by maintaining regional offices in Indianapolis and throughout the Midwest.

Innovative Telecommunications emphasizes monitoring the evolution of technology in the rapidly changing wireless industry. Palmer says keeping all field personnel trained in the necessary skills and constantly updating them "allows ITC to provide the best available service, and wide range of technical solutions provided to our customers wherever they are."

In addition to company president Pa1mer, the management team includes VP of Operations Steve Loeffler, VP of Technical Services Clay Melynk, and VP of Business Development Hydre Abdullah. This group brings 30 years of experience to the table and coupled with intimate knowledge of the industry adds the prospective of a promising future for ITC as the newest acquisition for Fortune Diversified Industries.

Fortune Diversified did not disclose the terms of the acquisition.



About Fortune Diversified Industries, Inc.:

Fortune Diversified's current operating focus is achieved through its three operating divisions. [Division #1] [Telecommunication Infrastructure] James H. Drew Corporation, Innovative Telecommunications Consultants, Inc., Telecom Technology Corporation, PDH, Inc, Cornerstone Wireless Construction Services, Inc., Cornerstone Wireless Services, Inc., and Starquest Wireless Services, Inc. [Division #2] [Human Resource Solutions] Professional Staff Management, Inc. [Division #3] [Manufacturing and Distribution] Nor-cote International, Inc., Kingston Sales Corporation and Commercial Solutions, Inc. For more information visit: http://www.fdvi.net/.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties that could cause actual results to be materially different from those projected. Such risks may include, but are not necessarily limited to, changes in general economic conditions and other business considerations described more specifically in Fortune Diversified Industries, Inc.'s Securities and Exchange Commission filings.

Contact Information:

For additional information, please contact Karl Ahlrichs at 317-250-9081, or Harlan Schafir at 317-697-6643